Exhibit 99.2

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s discussion and analysis of financial condition and results of operations (“MD&A”) is intended to provide the reader with information that will assist in understanding our financial statements and the reasons for changes in certain key components of our financial statements from period to period. MD&A also provides the reader with our perspective on our financial position and liquidity, as well as certain other factors that may affect our future results. The discussion also provides information about the financial results of the segments of our business to provide a better understanding of how these segments and their results affect our financial condition and results of operations.

Business Overview

We provide long-term financing via sale-leaseback and build-to-suit transactions for companies worldwide and manage a global investment portfolio of 1,007 properties, including our owned portfolio. Our business operates in two segments — Real Estate Ownership and Investment Management, as described below. On September 28, 2012, as part of a plan to reorganize the business operations of W. P. Carey & Co. LLC in order to qualify as a REIT for U. S. federal income tax purposes, W. P. Carey & Co. LLC merged with and into W. P. Carey Inc., with W. P. Carey Inc. as the surviving corporation, which we refer to as the Merger. Additionally, on September 28, 2012, CPA®:15 merged with our subsidiary, with CPA®:15 surviving as our indirect wholly-owned subsidiary. As a result of both transactions, we succeeded to all of the businesses, assets and liabilities of each of W. P. Carey & Co. LLC and CPA®:15, and own all the assets previously held by, and carry on the business of each of, W. P. Carey & Co. LLC and CPA®:15. We now hold substantially all of our real estate assets, including the assets acquired from CPA®:15, in our Real Estate Ownership segment, while the activities conducted by our Investment Management segment subsidiaries are organized under TRSs (Note 3).

Real Estate Ownership — We own and invest in commercial properties in the U.S. and Europe that are then leased to companies, primarily on a triple-net lease basis, which requires the tenant to pay substantially all of the costs associated with operating and maintaining the property.

We earn lease revenues from our wholly-owned and co-owned real estate investments. In addition, we generate equity income through our investments in the shares of the Managed REITs. In addition, through our special member interests in the operating partnerships of the Managed REITs, we participate in the cash flows of those REITs. Lastly, we earn other real estate revenues through our investments in self-storage facilities and hotels in the U.S.

Investment Management — We earn revenue as the advisor to the Managed REITs. For the periods presented, we acted as advisor to the following affiliated, publicly-owned, non-listed Managed REITs: CPA®:14 (through the date of the CPA®:14/16 Merger), CPA®:15 (through the date of the Merger), CPA®: 16 – Global, CPA®: 17 – Global, and CWI. Under the advisory agreements with the Managed REITs, we perform various services, including but not limited to the day-to-day management of the Managed REITs and transaction-related services. We structure and negotiate investments and debt placement transactions for the Managed REITs, for which we earn structuring revenue, and we manage their portfolios of real estate investments, for which we earn asset-based management revenue.

While we are raising funds for a Managed REIT, the REIT reimburses us for certain costs, primarily broker-dealer commissions paid on its behalf and marketing and personnel costs. The Managed REITs also reimburse us for many of our costs associated with the evaluation of transactions on their behalf that are not completed.

We also earn wholesaling fees and dealer manager fees in connection with the initial public offerings of the Managed REITs. We reimburse, or “re-allow,” all or a portion of the dealer manager fees to selected dealers in the offerings. Dealer manager fees that are not re-allowed are classified as wholesaling revenue. Wholesaling revenue earned is generally offset by underwriting costs incurred in connection with the offerings.

Financial Highlights

Our results for the years ended December 31, 2012 and 2011 included the following significant unusual items:

•                  Increased lease revenue of $61.0 million for the year ended December 31, 2012 as compared to 2011 primarily due to income generated from properties acquired in the Merger;

•                  Costs incurred in connection with the Merger of $31.7 million in 2012; and

•                  Non-recurring revenues of $52.5 million earned in 2011 in connection with providing a liquidity event for CPA®:14 stockholders, through the CPA®:14/16 Merger, in May 2011.

•                  Share dilution created by the issuance of 28,170,643 shares on September 28, 2012 to stockholders of CPA®: 15 in connection with the Merger.

(In thousands)

	Years Ended December 31,
	2012	2011	2010
Total revenues (excluding reimbursed costs from affiliates)	$270,620	$259,293	$197,156
Net income attributable to W. P. Carey	62,132	139,079	73,972

Net cash provided by operating activities	80,643	80,116	86,417
Net cash provided by (used in) investing activities	126,466	(126,084)	(37,843)
Net cash (used in) provided by financing activities	(113,292)	10,502	(1,548)

Cash distributions paid	113,867	85,814	92,591

Supplemental financial measure:
Funds from operations - as adjusted (AFFO)	180,631	188,853	130,870

We consider the performance measures listed above, including Funds from operations — as adjusted (“AFFO”), a supplemental measure that is not defined by GAAP (“non-GAAP”), to be important measures in the evaluation of our results of operations and capital resources. We evaluate our results of operations with a primary focus on increasing and enhancing the value, quality and amount of assets under management by our Investment Management segment and the ability to generate the cash flow necessary to meet our objectives in our Real Estate Ownership segment. Results of operations by reportable segment are described below in Results of Operations. See Supplemental Financial Measures below for our definition of AFFO and a reconciliation to its most directly comparable GAAP measure.

Total revenues increased in 2012 as compared to 2011. The increase in revenues from our Real Estate Ownership segment was primarily due to revenues from the properties we acquired in the Merger in September 2012 and, to a lesser extent, from properties we purchased in May 2011 from CPA®:14 in connection with the CPA®:14/16 Merger. Revenues from our Investment Management segment decreased during the year primarily due to the incentive, termination and subordinated disposition revenue recognized in connection with providing a liquidity event for CPA®:14 stockholders through the CPA®:14/16 Merger in May 2011, while in 2012 we waived the subordinated disposition and termination fees we would have been entitled to receive from CPA®:15 upon its liquidation through the Merger pursuant to the terms of our advisory agreement with CPA®:15.

Net income attributable to W. P. Carey decreased in 2012 as compared to 2011. Results from operations in our Real Estate Ownership segment were lower during the current year as compared to 2011, primarily due to costs incurred in connection with the Merger. Results from operations in our Investment Management segment decreased during the current year primarily due to the incentive, termination and subordinated disposition revenue recognized in connection with the CPA®:14/16 Merger in 2011 that we did not receive in connection with the Merger in 2012.

Cash flow from operating activities increased slightly during 2012 as compared to 2011. Operating cash flows generated by the properties acquired in the Merger was substantially offset by the subordinated disposition revenue received from CPA®:14 upon completion of the CPA®:14/16 Merger in May 2011 that we did not receive in connection with the Merger in 2012.

Our annualized cash distribution increased to $2.64 per share for the year ended December 31, 2012, from $2.25 per share in 2011. The increase primarily reflects earnings generated from growth in our owned real estate portfolio and our increased ownership in, and our participation in the cash flows of, CPA®:16 – Global as a result of the CPA®:14/16 Merger, as well as the additional income anticipated to result from the Merger.

Our AFFO supplemental measure decreased in 2012 as compared to 2011, primarily due to the incentive, termination and subordinated disposition income recognized in connection with the CPA®:14/16 Merger in 2011 that we did not receive in connection with the Merger in 2012. Asset Management revenue decreased in 2012 because performance fees were no longer received from CPA®:14 after the CPA®:14/16 Merger, or from CPA®:16 – Global after the CPA®:16 – Global UPREIT Reorganization, both of which occurred in May 2011 (Note 4), and because asset management fees and performance fees are no longer being received from CPA®:15 after the Merger in September 2012. These decreases were partially offset by an increase in AFFO in our Real Estate Ownership segment in 2012 primarily as a result of income earned from the properties we purchased from CPA®:14 in 2011 in connection with the CPA®:14/16 Merger and those we acquired from CPA®:15 in the Merger as well as income generated from our equity interests in the Managed REITs, including our $121.0 million incremental investment in CPA®:16 – Global in connection with the CPA®:14/16 Merger.

How We Evaluate Results of Operations

We evaluate our results of operations with a primary focus on increasing and enhancing the value, quality and amount of assets under management by our Investment Management segment and seeking to increase value in our Real Estate Ownership segment. We focus our efforts on improving underperforming assets through re-leasing efforts, including negotiation of lease renewals, or selectively selling assets in order to increase value in our real estate portfolio. The ability to increase assets under management by structuring investments on behalf of the Managed REITs is affected, among other things, by the Managed REITs’ ability to raise capital and our ability to identify and enter into appropriate investments and financing.

Our evaluation of operating results includes our ability to generate necessary cash flow in order to fund distributions to our stockholders. As a result, our assessment of operating results gives less emphasis to the effects of unrealized gains and losses, which may cause fluctuations in net income for comparable periods but have no impact on cash flows, and to other non-cash charges such as depreciation and impairment charges. We do not consider unrealized gains and losses resulting from short-term foreign currency fluctuations when evaluating our ability to fund distributions. Our evaluation of our potential for generating cash flow includes an assessment of the long-term sustainability of both our real estate portfolio and the assets we manage on behalf of the Managed REITs.

We consider cash flows from operating activities, cash flows from investing activities, cash flows from financing activities and certain non-GAAP performance metrics to be important measures in the evaluation of our results of operations, liquidity and capital resources. Cash flows from operating activities are sourced primarily by revenues earned from structuring investments and providing asset-based management services on behalf of the Managed REITs and long-term lease contracts from our real estate ownership. Our evaluation of the amount and expected fluctuation of cash flows from operating activities is essential in evaluating our ability to fund operating expenses, service debt and fund distributions to stockholders.

We focus on measures of cash flows from investing activities and cash flows from financing activities in our evaluation of our capital resources. Investing activities typically consist of the acquisition or disposition of investments in real property and the funding of capital expenditures with respect to real properties. Financing activities primarily consist of the payment of distributions to stockholders, borrowings and repayments under our lines of credit and the payment of mortgage principal amortization.

Results of Operations

We evaluate our results of operations by our two primary reportable segments — Real Estate Ownership and Investment Management. Effective January 1, 2011, we include our equity investments in the Managed REITs in our Real Estate Ownership segment. The equity income or loss from the Managed REITs that is now included in our Real Estate Ownership segment represents our proportionate share of the revenue less expenses of the net-leased properties held by the Managed REITs. This treatment is consistent with that of our directly-owned properties. Results for 2010 have been reclassified to conform to the current period presentation.

Effective April 1, 2012, we include cash distributions and deferred revenue received and earned from the operating partnerships of CPA®:16 – Global, CPA®:17 – Global and CWI in our Real Estate Ownership segment. Results for 2011 and 2010 have been reclassified to conform to the current period presentation. A summary of comparative results of these business segments is as follows:

Real Estate Ownership (in thousands)

	Years Ended December 31,
	2012	2011	Change	2011	2010	Change
Revenues
Lease revenues:
Rental income	$107,777	$51,958	$55,819	$51,958	$41,552	$10,406
Interest income from direct financing leases	15,426	10,278	5,148	10,278	9,542	736
Total lease revenues	123,203	62,236	60,967	62,236	51,094	11,142
Other real estate income	22,482	19,239	3,243	19,239	14,195	5,044
	145,685	81,475	64,210	81,475	65,289	16,186
Operating Expenses
Depreciation and amortization	(43,762)	(19,875)	(23,887)	(19,875)	(12,781)	(7,094)
Property expenses	(12,641)	(9,965)	(2,676)	(9,965)	(7,683)	(2,282)
General and administrative	(39,748)	(4,405)	(35,343)	(4,405)	(4,415)	10
Other real estate expenses	(6,170)	(6,384)	214	(6,384)	(4,574)	(1,810)
Impairment charges	-	1,365	(1,365)	1,365	(1,140)	2,505
	(102,321)	(39,264)	(63,057)	(39,264)	(30,593)	(8,671)
Other Income and Expenses
Other interest income	311	90	221	90	124	(34)
Income from equity investments in real estate and the Managed REITs	62,392	51,228	11,164	51,228	30,992	20,236
Gain on change in control of interests	20,744	27,859	(7,115)	27,859	781	27,078
Other income and (expenses)	3,207	4,412	(1,205)	4,412	292	4,120
Interest expense	(50,290)	(21,675)	(28,615)	(21,675)	(15,539)	(6,136)
	36,364	61,914	(25,550)	61,914	16,650	45,264
Income from continuing operations before income taxes	79,728	104,125	(24,397)	104,125	51,346	52,779
Provision for income taxes	(4,012)	(2,243)	(1,769)	(2,243)	(2,192)	(51)
Income from continuing operations	75,716	101,882	(26,166)	101,882	49,154	52,728
Loss from discontinued operations	(27,576)	(14,924)	(12,652)	(14,924)	(10,230)	(4,694)
Net income from real estate ownership	48,140	86,958	(38,818)	86,958	38,924	48,034
Less: Net income attributable to noncontrolling interests	(3,245)	(678)	(2,567)	(678)	(2,058)	1,380
Net income from real estate ownership attributable to W. P. Carey	$44,895	$86,280	$(41,385)	$86,280	$36,866	$49,414

The following tables present other operating data that management finds useful in evaluating results of operations:

	As of December 31,
	2012	2011	2010
Occupancy - WPC (a)	98.7%	93.0%	89.0%
Total net-leased properties - WPC (a)	423	157	163
Total operating properties - WPC (b)	22	22	22
Total net-leased properties - Managed REITs	705	816	827
Total operating properties - Managed REITs (b)	69	49	3

	For the Years Ended December 31,
	2012	2011	2010
Financings structured - WPC ($ millions) (c)	198.8	469.8	70.3
New investments - WPC - consolidated ($ millions) (d)	24.6	-	88.6
New investments - WPC - equity investments ($ millions)	1.3	-	-
Investments structured - Managed REITs ($ millions) (e)	1,207.6	1,229.5	1,048.1
Average U. S. dollar/Euro exchange rate (f)	1.2861	1.3926	1.3279
U.S. Consumer Price Index (g)	229.6	225.7	219.2

__________

(a)         Amounts as of December 31, 2012 reflect 305 properties acquired from CPA®:15 in the Merger in 2012 with a total fair value of approximately $1.8 billion (Note 3). Amounts as of December 31, 2011 reflect the acquisition of the remaining interests in three properties from CPA®:14 in connection with the CPA®:14/16 Merger in May 2011 for approximately $119.4 million (Note 4).

(b)         Operating properties comprise self-storage properties and hotels that are managed by third parties. WPC’s operating properties are all self-storage properties with the exception of one hotel for all periods presented.

(c)          The year ended December 31, 2012 includes the $175.0 million Term Loan Facility obtained in connection with the Merger (Note 3). The year ended December 31, 2011 includes a $200.0 million increase in borrowing capacity obtained on our then-existing unsecured Line of Credit.

(d)         Amount for the year ended December 31, 2012 does not include our acquisition of 52.63% ownership interest in Marcourt Investments Inc.

(e)          Includes properties owned by CPA®:16 – Global and CPA®:17 – Global for all periods. Includes properties owned by CPA®:14 through the date of the CPA®:14/16 Merger in May 2011. Includes properties owned by CPA®:15 through the date of the Merger on September 28, 2012. Includes properties owned by CWI from the date of its first investment in May 2011. For loans, amount includes funding through December 31, 2012.

(f)           The average conversion rate for the U.S. dollar in relation to the euro decreased during the year ended December 31, 2012 as compared to 2011 and increased during the year ended December 31, 2011 as compared to 2010, resulting in a negative impact on earnings in 2012 and a positive impact on earnings in 2011 from our euro-denominated investments.

(g)          Many of our domestic lease agreements and those of the Managed REITs include contractual increases indexed to the change in the U. S. CPI.

The following table sets forth the net lease revenues (i.e., rental income and interest income from direct financing leases) that we earned from lease obligations through our consolidated real estate investments (in thousands):

	Years Ended December 31,
Lessee	2012	2011	2010
U-Haul Moving Partners Inc. (a) (b)	$8,152	$-	$-
Federal Express Corporation (c)	7,227	4,853	206
CheckFree Holdings, Inc. (b)	5,342	5,216	5,103
OBI Group (a) (b) (d) (e)	4,925	1,050	979
Marcourt Investments Inc. (a)	4,878	-	-
The American Bottling Company (f)	4,488	4,943	4,390
Amylin Pharmaceuticals, Inc. (c)	4,361	2,908	-
Bouygues Telecom, S.A. (b) (d)	4,090	4,002	3,852
Carrefour France, SAS (d) (g)	3,961	-	-
JP Morgan Chase Bank, N.A. (h)	3,926	3,862	3,448
Google, Inc. (formerly leased to Omnicom Group Inc.) (i)	3,887	2,173	1,518
Hellweg Die Profi-Baumarkte GmbH & Co KG (Hellweg 1) (a) (d)	3,813	-	-
Orbital Sciences Corporation (j)	3,312	3,312	3,611
True Value Company (a) (b)	3,234	-	-
Eroski Sociedad Cooperativa (b) (d) (k)	2,989	3,235	1,710
AutoZone, Inc. (f)	2,332	2,818	2,241
Quebecor Printing, Inc.	1,986	1,936	1,916
Sybron Dental Specialties Inc.	1,979	1,596	1,816
Unisource Worldwide, Inc.	1,926	1,926	1,923
Pohjola Non-Life Insurance Company LTD (a) (d)	1,885	-	-
TietoEnator Plc (a) (b) (d)	1,858	-	-
Jarden Corp.	1,720	1,614	1,614
Eagle Hardware & Garden, a subsidiary of Lowe’s Companies	1,587	1,492	1,568
Sprint Spectrum, L.P.	1,555	1,486	1,425
BE Aerospace, Inc.	1,534	1,580	1,580
Police Prefecture, French Government (a) (b) (d)	1,405	-	-
Foster Wheeler AG (a)	1,244	-	-
Enviro Works, Inc.	1,203	1,216	1,255
Other (b) (d) (l)	32,404	11,018	10,939
	$123,203	$62,236	$51,094

__________

(a)         We acquired this investment from CPA®:15 in the Merger (Note 3).

(b)         These revenues are generated in consolidated investments, generally with our affiliates, and on a combined basis include lease revenues applicable to noncontrolling interests totaling $11.6 million, $2.6 million and $3.8 million for the years ended December 31, 2012, 2011 and 2010, respectively.

(c)          In connection with the CPA®:14/16 Merger, we purchased the remaining interest in this investment from CPA®:14 in May 2011 (Note 4). Subsequent to the acquisition, we consolidate this investment. We had previously accounted for this investment under the equity method.

(d)         We acquired an additional interest in this investment from CPA®:15 in the Merger.

(e)          Amounts are subject to fluctuations in foreign currency exchange rates. The average conversion rate for the U.S. dollar in relation to the euro during the year ended December 31, 2012 decreased by approximately 7.6% in comparison to 2011 and increased by approximately 4.9% during the year ended December 31, 2011 as compared to 2010, resulting in a negative impact on lease revenues in 2012 and a positive impact on lease revenues in 2011 for our euro-denominated investments. The increase was due to a lease restructuring in the second quarter of 2012.

(f)           The increase in 2011 was due to an out-of-period adjustment (Note 2).

(g)          In the Merger, we acquired the remaining interest in this investment from CPA®:15. Subsequent to the acquisition, we consolidated this investment. We had previously accounted for this investment under the equity method.

(h)         We acquired this investment in February 2010.

(i)             In November 2011, we and the tenant completed the renovation at this facility, at which time we started to recognize deferred rental income on the tenant-funded portion of the renovation.

(j)            We completed an expansion at this facility in January 2010, at which time we recognized deferred rental income of $0.3 million.

(k)         We acquired this investment in June 2010.

(l)             The increase in 2012 primarily relates to the investments obtained in the CPA®:15 Merger, which accounts for $20.6 million of the 2012 total.

We recognize income from equity investments in real estate, of which lease revenues are a significant component. The following table sets forth the net lease revenues earned by these investments from both continuing and discontinued operations. Amounts provided are the total amounts attributable to the investments and do not represent our proportionate share (dollars in thousands):

	Ownership Interest	Years Ended December 31,
Lessee	at December 31, 2012	2012	2011	2010
Hellweg Die Profi-Baumarkte GmbH & Co. KG (“Hellweg 2”) (a) (b)	45%	$34,518	$-	$-
The New York Times Company	18%	27,588	27,796	26,768
Carrefour France, SAS (a) (c)	100%	13,359	20,228	19,618
Schuler A.G. (a)	67%	6,288	6,555	6,208
U. S. Airways Group, Inc.	75%	4,400	4,421	4,421
C1000 Logistiek Vastgoed B. V. (a) (b)	15%	3,640	-	-
Advanced Micro Devices (b)	33%	2,986	-	-
Hologic, Inc.	(c)	2,862	3,623	3,528
Consolidated Systems, Inc.	60%	1,847	1,933	1,831
Médica – France, S.A. (a)	(d)	1,753	6,789	6,447
Symphony IRI Group, Inc. (e)	(c)	1,632	2,182	4,164
The Talaria Company (Hinckley) (b) (f)	30%	1,278	-	-
Childtime Childcare, Inc.	(c)	931	1,258	1,303
Del Monte Corporation (b)	50%	882	-	-
Waldaschaff Automotive GmbH and Wagon Automotive Nagold GmbH (a) (b)	33%	808	-	-
PETsMart, Inc. (b)	30%	563	-	-
SaarOTEC (a) (b)	50%	536	-	-
Builders FirstSource, Inc. (b)	40%	341	-	-
Wanbishi Archives Co. Ltd (g) (h)	3%	279
The Upper Deck Company (b)	50%	-	-	-
Federal Express Corporation	(i)	-	2,391	7,121
Amylin Pharmaceuticals, Inc.	(i)	-	1,342	4,027
The Retail Distribution Group	(j)	-	-	206
		$106,491	$78,518	$85,642

__________

(a)         Amounts are subject to fluctuations in foreign currency exchange rates. The average conversion rate for the U.S. dollar in relation to the euro during the year ended December 31, 2012 decreased by approximately 7.6% in comparison to 2011 and increased by approximately 4.9% during the year ended December 31, 2011 as compared to 2010, resulting in a negative impact on lease revenues in 2012 and a positive impact on lease revenues in 2011 for our euro-denominated investments.

(b)         We acquired our interest in this investment from CPA®:15 in the Merger (Note 3).

(c)          In connection with the Merger, we purchased the remaining interest in this investment from CPA®:15. Subsequent to the Merger, we own 100% and consolidate this investment (Note 3).

(d)         In April 2012, this jointly-owned entity sold its interests in the investment. Results of operations for this investment were classified as a discontinued operation by the entity that holds the controlling interest for all periods presented.

(e)          In June 2011, this jointly-owned entity sold one of its properties and distributed the proceeds to the investment’s partners.

(f)           This investment was sold in October 2013.

(g)          Dollar amounts shown are based on the exchange rate of the Japanese yen at December 31, 2012.

(h)         We acquired our interest in this investment in December 2012.

(i)             In the CPA®:14/16 Merger, we acquired the remaining interest in this investment from CPA®:14 (Note 4). Subsequent to the acquisition, we consolidate this investment.

(j)           In March 2010, the jointly-owned entity completed the sale of this property, and as a result, we have no further economic interest in this venture.

Lease Revenues

As of December 31, 2012, 70% of our net leases, based on annualized contractual minimum base rent, provide for adjustments based on formulas indexed to changes in the CPI, or other similar indices for the jurisdiction in which the property is located, some of which have caps and/or floors. In addition, 23% of our net leases on that same basis have fixed rent adjustments, which contractual minimum base rent is scheduled to increase by an average of 4% in the next 12 months. We own international investments and, therefore, lease revenues from these investments are subject to fluctuations in exchange rate movements in foreign currencies.

During the year ended December 31, 2012, we signed 22 leases totaling approximately 2.0 million square feet of leased space. Of these leases, three were with new tenants and 19 were lease renewals or extensions with existing tenants. The average new rent for these leases was $7.37 per square foot and the average former rent was $8.80 per square foot, reflecting current market conditions. We provided tenant improvement allowances and other incentives totaling $3.0 million on two of these leases. In addition, through the Merger, we acquired properties with 76 tenants with an average remaining lease term of 9.7 years. In 2011, CPA®:15 recorded lease revenues of $242.2 million.

During the year ended December 31, 2011, we signed 20 leases, totaling approximately 0.9 million square feet of leased space. Of these leases, there were two new tenants and there were 18 lease renewals or short-term extensions with existing tenants. Under the 20 leases, the average new rent was $9.75 per square foot, and the average former rent was $9.06 per square foot. Five of the 22 tenants had tenant improvement allowances or concessions totaling approximately $6.9 million, of which $6.4 million related to a lease of a repositioned asset to a tenant.

2012 vs. 2011 — For the year ended December 31, 2012 as compared to 2011, lease revenues increased by $61.0 million, primarily due to the properties we acquired from CPA®:15 in the Merger in 2012 and from CPA®:14 in connection with the CPA®:14/16 Merger, which contributed to increases in lease revenues of $56.2 million and $3.8 million, respectively, in 2012.

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, lease revenues increased by $11.1 million, primarily due to $9.4 million of lease revenues generated from new investments we entered into during 2010 and 2011, including the properties we purchased in May 2011 from CPA®:14 in connection with the CPA®:14/16 Merger (Note 4). In addition, lease revenues increased by $0.9 million as a result of an out-of-period adjustment recorded in the fourth quarter of 2011 (Note 2) and $0.8 million as a result of scheduled rent increases at several properties. These increases were partially offset by the impact of tenant activity, including lease restructurings, lease expirations and property sales, which resulted in a reduction to lease revenues of $1.0 million.

Other Real Estate Income

Other real estate income generally consists of revenue from Carey Storage Management LLC (“Carey Storage”), a subsidiary that holds investments in domestic self-storage properties. Other real estate income also includes lease termination payments and other non-rent related revenues from real estate ownership.

2012 vs. 2011 — For the year ended December 31, 2012 as compared to 2011, other real estate income increased by $3.2 million primarily due to $1.8 million of income related to certain properties we acquired from CPA®:15 in the Merger, bankruptcy and easement proceeds of $0.8 million related to two of our tenants and increased revenue from our Carey Storage subsidiary totaling $0.8 million. The increase in income from Carey Storage was primarily a result of higher rental income in 2012.

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, other real estate income increased by $5.0 million, primarily due to an increase of $3.2 million in income generated from the eight self-storage properties acquired during the third quarter of 2010 and an increase in reimbursable tenant costs of $1.9 million. Reimbursable tenant costs are recorded as both revenue and expenses and therefore have no net impact on our results of operations.

Depreciation and Amortization

2012 vs. 2011 — For the year ended December 31, 2012 as compared to 2011, depreciation and amortization increased by $23.9 million primarily due to increases totaling $22.5 million related to the properties we acquired in the Merger.

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, depreciation and amortization increased by $7.1 million. Depreciation and amortization increased by $5.6 million as a result of our 2011 and 2010 investment activity, including $4.7 million attributable to the properties we purchased from CPA®:14 in May 2011 (Note 5). In addition, depreciation and amortization increased by $2.2 million as a result of an out-of-period adjustment recorded in the fourth quarter of 2011 (Note 2). These increases were partially offset by a decrease in amortization of $0.6 million as a result of certain lease intangible assets becoming fully amortized in 2010.

Property Expenses

2012 vs. 2011 — For the year ended December 31, 2012 as compared to 2011, property expenses increased by $2.7 million, of which $2.8 million related to properties we acquired in the Merger from CPA®:15.

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, property expenses increased by $2.3 million, primarily due to an increase in reimbursable tenant costs of $1.9 million and a $0.6 million performance fee paid to a third-party manager on a foreign property as a result of meeting its performance criteria.

General and Administrative

2012 vs. 2011 — For the year ended December 31, 2012 as compared to 2011, general and administrative expenses increased by $35.3 million primarily due to costs incurred in connection with the Merger of $31.7 million.

Other Real Estate Expenses

Other real estate expenses generally consist of operating expenses related to Carey Storage as described in “Other Real Estate Income” above.

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, other real estate expenses increased by $1.8 million due to an increase in operating expenses as a result of the acquisition of eight self-storage properties during 2010.

Impairment Charges

Our impairment charges are more fully described in Note 11. Impairment charges related to our continuing real estate ownership operations were as follows (in thousands):

	Years Ended December 31,
Lessee	2012	2011	2010	Triggering Event
The American Bottling Company	$-	$(868)	$-	Decline in unguaranteed residual value of properties
Others	-	(497)	1,140	Tenants not renewing leases or vacated; anticipated sales; and decline in unguaranteed residual value of properties
Total	$-	$(1,365)	$1,140

See Income from Equity Investments in Real Estate and the Managed REITs and Loss from Discontinued Operations below for additional impairment charges incurred.

Income from Equity Investments in Real Estate and the Managed REITs

Income from equity investments in real estate and the Managed REITs represents our proportionate share of net income or loss (revenue less expenses) from our interests in unconsolidated real estate investments and our investments in the Managed REITs. In addition, we are entitled to receive distributions of Available Cash from the operating partnerships of CPA®:17 – Global, CWI and, subsequent to the CPA®:14/16 Merger and related CPA®:16 – Global UPREIT Reorganization (Note 4), CPA®:16 – Global. Subsequent to the CPA®:16 – Global UPREIT Reorganization, we also recognize amortization of deferred revenue related to our special member interest in CPA®:16 – Global’s operating partnership. The net income of the Managed REITs fluctuates based on the timing of transactions, such as new leases and property sales, as well as the level of impairment charges.

2012 vs. 2011 — For the year ended December 31, 2012 as compared to 2011, income from equity investments in real estate increased by $11.2 million, primarily due to (i) a $14.5 million increase in distributions of Available Cash received and earned and a $2.8 million increase in deferred revenue earned, from the operating partnership of CPA®:17 – Global as a result of new investments CPA®:17 – Global entered into during 2012 and 2011, and the operating partnership of CPA®:16 – Global due to the new fee arrangement with CPA®:16 – Global resulting from the CPA®:16 – Global UPREIT Reorganization in May 2011 (Note 4); (ii) our $15.1 million share of the net gain recognized by a jointly-owned entity upon selling its equity shares in the Médica investment in the second quarter of 2012; and (iii) a $1.2 million increase in equity income as a result of new equity investments we acquired from

CPA®:15 through the Merger. These increases were partially offset by (i) other-than-temporary impairment charges of $9.9 million recorded during 2012 on our special membership interest in CPA®:16 – Global’s operating partnership to reduce the carrying value of our interest in the operating partnership to its estimated fair value (Note 7), (ii) our $7.4 million share of the net gains recognized in the second quarter of 2011 by CPA®:14 related to the sale of certain of its assets to us, CPA®:17 – Global and third parties in connection with the CPA®:14/16 Merger (Note 4); and (iii) our $5.0 million share of a bargain purchase gain recognized by CPA®:16 – Global during the 2011 period because the fair value of CPA®:14 exceeded the consideration paid in the CPA®:14/16 Merger;.

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, income from equity investments in real estate increased by $20.2 million, primarily due to a $11.1 million increase in distributions of Available Cash received and earned and a $5.7 million increase in deferred revenue earned, from the operating partnership CPA®:17 – Global as a result of new investments CPA®:17 – Global entered into during 2011 and the operating partnership of CPA®:16 – Global due to the new fee arrangement with CPA®:16 – Global resulting from the CPA®:16 – Global UPREIT Reorganization in May 2011 (Note 4); and an increase in equity income from the Managed REITs totaling $6.4 million. Results of operations from the Managed REITs during 2011 included the following gains and expenses: net gains of $78.8 million from the CPA®:14/16 Merger, of which our share was approximately $7.4 million; a bargain purchase gain for CPA®:16 – Global of $28.7 million because the fair value of CPA®:14 exceeded the CPA®:14/16 Merger consideration, of which our share was approximately $5.0 million; a net gain of $33.5 million on the sales of several properties and the extinguishment of several related mortgage loans, of which our share was approximately $3.7 million; impairment charges totaling $61.7 million, of which our share was approximately $7.8 million; and $13.6 million of expenses incurred in connection with the CPA®:14/16 Merger, of which our share was approximately $2.4 million. Equity income from the Managed REITs also increased by approximately $4.1 million in 2011 as a result of our $121.0 million incremental investment in CPA®:16 – Global in connection with the CPA®:14/16 Merger. Results of operations for the Managed REITs during 2010 included the following gains and charges: net gains on extinguishment of a mortgage loan and deconsolidation of three subsidiaries totaling $44.0 million, of which our share was approximately $5.6 million; and impairment charges totaling $40.7 million, of which our share was approximately $3.0 million. In addition, we recognized an other-than-temporary impairment charge of $1.4 million on the Schuler investment in 2010. These increases in equity income were partially offset by decreases of $2.5 million as a result of the net gains recognized by the Retail Distribution investment in connection with the sale of its property in March 2010 and $1.7 million related to the Symphony IRI investment reflecting our share of its $8.6 million impairment charge and an other-than-temporary impairment charge recognized by us in 2011 to reflect the decline in fair value of our interest in the investment.

Gain on Change in Control of Interests

In connection with the Merger in September 2012, we acquired additional interests in five investments from CPA®:15, which we had previously accounted for under the equity method, and we adjusted the carrying value of our previously held interest in shares of CPA®:15 common stock to its estimated fair market value. In connection with our acquisition of these investments, we recognized a net gain of $20.7 million during the year ended December 31, 2012 in order to adjust the carrying value of previously-held equity interests in these investments to their estimated fair values (Note 3).

In May 2011, we purchased the remaining interests in the Federal Express and Amylin investments from CPA®:14, which we had previously accounted for under the equity method. In connection with our purchase of these properties, we recognized a net gain of $27.9 million during the year ended December 31, 2011 to adjust the carrying value of our existing interests in these investments to their estimated fair values.

Other Income and (Expenses)

Other income and (expenses) consists primarily of gains and losses on foreign currency transactions and derivative instruments, and prior to September 2010 also included the third party’s profit-sharing interest in income or losses from Carey Storage. We and certain of our foreign consolidated subsidiaries have intercompany debt and/or advances that are not denominated in the functional currency of those subsidiaries. When the intercompany debt or accrued interest thereon is remeasured against the functional currency of the respective subsidiaries, an unrealized gain or loss on foreign currency translation may result. For intercompany transactions that are of a long-term investment nature, the gain or loss is recognized as a cumulative translation adjustment in other comprehensive income. We also recognize gains or losses on foreign currency transactions when we repatriate cash from our foreign investments.

2012 — For the year ended December 31, 2012, other income was $3.2 million, comprised of a net gain of $2.5 million recorded on the disposals of three parcels of land, a net realized and unrealized gain of $0.5 million on foreign currency transactions and a $0.4 million gain on derivatives acquired in the Merger in 2012.

2011 — For the year ended December 31, 2011, other income was $4.4 million. In connection with the CPA®:14/16 Merger, we agreed to receive shares of CPA®:16 – Global in respect of our shares of CPA®:14. As a result, during 2011, we recognized a gain of $2.8 million on the conversion of our shares of CPA®:14 to shares of CPA®:16 – Global to reflect the carrying value of our investment at its estimated fair value. In addition, we recognized a gain of $1.0 million on the conversion of our termination revenue to shares of

CPA®:14 because the fair value of the shares received exceeded the termination revenue. Other income during 2011 also included a net gain of $0.6 million as a result of exercising certain warrants granted to us by lessees.

2010 — For the year ended December 31, 2010, other income was $0.3 million, primarily due to a net loss of $0.8 million attributable to the noncontrolling interest in Carey Storage, partially offset by net realized and unrealized foreign currency transaction losses of $0.5 million.

Interest Expense

2012 vs. 2011 — For the year ended December 31, 2012 as compared to 2011, interest expense increased by $28.6 million. Interest expense increased by $20.8 million and $1.7 million as a result of mortgages assumed in our acquisition of properties from CPA®:15 and from CPA®:14 in connection with the Merger in the CPA®:14/16 Merger, respectively. In addition, interest expense on our Senior Credit Facility increased by $5.5 million as a result of the amortization of financing costs incurred in connection with obtaining the facility in December 2011, as well as a higher average outstanding balance and a higher average interest rate on the Revolver in 2012, compared to those under our prior lines of credit in 2011 (Note 12).

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, interest expense increased by $6.1 million, primarily as a result of mortgages assumed in connection with the acquisition of properties from CPA®:14 in May 2011(Note 5) and mortgage financing obtained in connection with our investment activities during 2011 and 2010, which resulted in increases to interest expense of $3.6 million and $1.8 million, respectively. Additionally, interest expense on our then-existing lines of credit increased by $1.0 million as a result of higher average outstanding balances in 2011 as compared to the prior year.

Loss from Discontinued Operations

Loss from discontinued operations represents the net income or loss (revenue less expenses) from the operations of properties that were sold or held for sale and a subsidiary that we deconsolidated (Note 17).

2012 — For the year ended December 31, 2012, loss from discontinued operations was $27.6 million, primarily due to impairment charges of $23.0 million recorded on eight properties to reduce their carrying values to their expected selling prices (Note 11). In addition, the loss recognized during the year ended December 31, 2012 included a goodwill write-off of $3.1 million (Note 8) in connection with the sale of the properties we acquired in the Merger, a net loss on the sale of 14 other properties of $1.9 million which was offset by net gains generated from the operations of discontinued properties of $0.4 million.

2011 — For the year ended December 31, 2011, loss from discontinued operations was $14.9 million, primarily due to impairment charges of $11.8 million recorded on seven properties to reduce their carrying values to their expected selling prices, net loss on the sale of seven properties totaling $3.4 million, and loss generated from the operations of discontinued properties of $0.7 million. This loss was partially offset by a $1.0 million gain recognized during the third quarter of 2011 on the deconsolidation of a subsidiary because we ceased to exercise control over the activities that most significantly impact its economic performance when a receiver took possession of the property.

2010 — For the year ended December 31, 2010, loss from discontinued operations was $10.2 million, primarily due to impairment charges recognized of $14.2 million. These charges were partially offset by income generated from the operations of these properties of $3.5 million and a net gain on the sales of these properties of $0.5 million.

Net Income from Real Estate Ownership Attributable to W. P. Carey

2012 vs. 2011 — For the year ended December 31, 2012 as compared to 2011, the resulting net income from real estate ownership attributable to W. P. Carey decreased by $41.4 million.

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, the resulting net income from real estate ownership attributable to W. P. Carey common stockholders increased by $49.4 million.

Funds from Operations — as Adjusted (AFFO)

2012 vs. 2011 — For the year ended December 31, 2012 as compared to 2011, AFFO from Real Estate Ownership increased by $56.8 million, primarily as a result of income earned from the properties we purchased from CPA®:14 in May 2011 in connection with the CPA®:14/16 Merger and those we acquired in the Merger, as well as income generated from our equity interests in the Managed REITs, primarily as a result of our $121.0 million incremental investment in CPA®:16 – Global in connection with the CPA®:14/16

Merger. AFFO is a non-GAAP measure that we use to evaluate our business. For a definition of AFFO and reconciliation to net income attributable to W. P. Carey, see Supplemental Financial Measures below.

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, AFFO from Real Estate Ownership increased by $17.7 million, primarily as a result of the new investments that we entered into during 2011 and 2010, including the properties we purchased from CPA®:14 in May 2011 in connection with the CPA®:14/16 Merger, as well as increased income generated from our equity interests in the Managed REITs primarily due to our incremental investment in CPA®:16 – Global in connection with the CPA®:14/16 Merger.

Investment Management (in thousands)

	Years Ended December 31,
	2012	2011	Change	2011	2010	Change
Revenues
Asset management revenue	$56,666	$66,808	$(10,142)	$66,808	$76,246	$(9,438)
Structuring revenue	48,355	46,831	1,524	46,831	44,525	2,306
Incentive, termination and subordinated disposition revenue	-	52,515	(52,515)	52,515	-	52,515
Wholesaling revenue	19,914	11,664	8,250	11,664	11,096	568
Reimbursed costs from affiliates	98,245	64,829	33,416	64,829	60,023	4,806
	223,180	242,647	(19,467)	242,647	191,890	50,757
Operating Expenses
General and administrative	(105,061)	(89,279)	(15,782)	(89,279)	(69,008)	(20,271)
Reimbursable costs	(98,245)	(64,829)	(33,416)	(64,829)	(60,023)	(4,806)
Depreciation and amortization	(3,744)	(3,464)	(280)	(3,464)	(4,652)	1,188
	(207,050)	(157,572)	(49,478)	(157,572)	(133,683)	(23,889)
Other Income and Expenses
Other interest income	1,085	1,910	(825)	1,910	1,145	765
Other income and (expenses)	195	166	29	166	335	(169)
	1,280	2,076	(796)	2,076	1,480	596
Income from continuing operations before income taxes	17,410	87,151	(69,741)	87,151	59,687	27,464
Provision for income taxes	(2,771)	(34,971)	32,200	(34,971)	(23,660)	(11,311)
Net income from investment management	14,639	52,180	(37,541)	52,180	36,027	16,153
Add: Net loss attributable to noncontrolling interests	2,638	2,542	96	2,542	2,372	170
Less: Net income attributable to redeemable noncontrolling interest	(40)	(1,923)	1,883	(1,923)	(1,293)	(630)
Net income from investment management attributable to W. P. Carey	$17,237	$52,799	$(35,562)	$52,799	$37,106	$15,693

The following tables present other operating data that management finds useful in evaluating results of operations:

	As of December 31,
	2012	2011	2010
Total properties - Managed REITs (a)	774	865	830
Assets under management ($ millions) (a)	7,870.8	9,486.1	8,624.4
Cumulative funds raised - CPA®:17 – Global offerings ($ millions) (b)	2,883.1	1,955.9	1,389.3
Cumulative funds raised - CWI offering ($ millions) (c)	159.6	47.5	-

	For the Years Ended December 31,
	2012	2011	2010
Financings structured - Managed REITs ($ millions)	669.5	387.8	647.7
Consolidated investments structured - Managed REITs ($ millions)	1,240.3	944.9	1,039.7
Equity investments structured - Managed REITs ($ millions)	32.6	284.6	8.4
Funds raised - CPA®:17 – Global offerings ($ millions) (b)	927.3	584.5	591.8
Funds raised - CWI offering ($ millions) (c)	112.1	47.5	-

__________

(a)         Includes properties owned by CPA®:16 – Global and CPA®:17 – Global for all periods. Includes properties owned by CPA®:14 through the CPA®:14/16 Merger on May 2, 2011. Includes properties owned by CPA®:15 through the date of the Merger on September 28, 2012. Includes properties owned by CWI from the date of its first investment in May 2011.

(b)         Reflects funds raised in the initial offering (commenced in late December 2007) and the follow-on offering (commenced April 7, 2011).

(c)          Reflects funds raised in the initial offering. The initial offering commenced on March 3, 2011 once the minimum funds were raised.

Asset Management Revenue

We earn asset management revenue from the Managed REITs and, until the Merger, performance revenue from CPA®:15, based on the value of their real estate-related and lodging-related assets under management. This asset management revenue may increase or decrease depending upon (i) increases in the Managed REITs’ asset bases as a result of new investments and; (ii) decreases in the Managed REITs’ asset bases as a result of sales of investments; and (iii) increases or decreases in the appraised value of the real estate-related and lodging-related assets in the Managed REIT investment portfolios. We previously earned performance revenue from CPA®:14 and CPA®:16 – Global through the date of the CPA®:14/16 Merger and the related CPA®:16 – Global UPREIT Reorganization. Each CPA® REIT, as applicable, met its performance criteria for all periods presented. The availability of funds for new investments is substantially dependent on our ability to raise funds for investment by the Managed REITs.

2012 vs. 2011 — For the year ended December 31, 2012 as compared to 2011, asset management revenue decreased by $10.1 million. Combined asset management revenue from CPA®:14 and CPA®:16 – Global decreased by $8.5 million, primarily due to a change in our fee arrangement with CPA®:16 – Global under its umbrella partnership real estate investment trust (“UPREIT”) structure in connection with the CPA®:14/16 Merger. As discussed in Note 4, immediately after the CPA®:14/16 Merger in May 2011, our asset management revenue from CPA®:16 – Global was reduced from 1% to 0.5% of the property value of the assets under management and instead we now receive a distribution of 10% of the Available Cash of CPA®:16 – Global’s operating partnership, which we record as Income from equity investments in the Managed REITs within the Real Estate Ownership segment. Asset management revenue from CPA®:15 also decreased by $7.5 million during the year ended December 31, 2012 as a result of the Merger on September 28, 2012 and prior property sales. These decreases were partially offset by an increase in revenue of $5.5 million during the year ended December 31, 2012 from CPA®:17 – Global as a result of new investments that it entered into during 2011 and 2012.

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, asset management revenue decreased by $9.4 million. Asset management decreased by $18.0 million, primarily due to recent property sales by the CPA® REITs and the change in our fee arrangement with CPA®:16 – Global under its new UPREIT structure after the CPA®:14/16 Merger. This decrease was partially offset by an increase in revenue of $8.4 million during 2011 from CPA®:17 – Global as a result of new investments that it entered into during 2010 and 2011.

Structuring Revenue

We earn structuring revenue when we structure investments and debt placement transactions for the Managed REITs. Structuring revenue is dependent on investment activity, which is subject to significant period-to-period variation.

2012 vs. 2011 — For the year ended December 31, 2012 as compared to 2011, structuring revenue increased by $1.5 million. We structured real estate investments on behalf of the Managed REITs totaling approximately $1.2 billion during 2012. The increase was due to the fee rates applicable to the types of transactions structured.

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, structuring revenue increased by $2.3 million, primarily due to higher investment volume in 2011, partially offset by the lower rate of structuring revenue earned on the self-storage and hotel properties acquired on behalf of the Managed REITs in 2011 as compared to the rate for long-term net lease investments as described below. Structuring revenue for 2011 included $17.7 million related to a $395.5 million transaction in Italy on behalf of CPA®:17 – Global with a capitalization rate of approximately 8.0%. Also included in the 2011 investment activity were $169.3 million of self-storage properties acquired on behalf of CPA®:17 – Global, for which we earned structuring revenue of 1.75% of total equity invested and $75.9 million of hotel properties acquired on behalf of CWI, for which we earned structuring revenue of 2.5% of the total investment cost of the properties, compared to an average of 4.5% that we generally earn for structuring long-term net lease investments on behalf of the CPA® REITs. We also waived any structuring revenue due from CPA®:16 – Global under its advisory agreement with us in connection with its acquisition of assets from CPA®:14 in the CPA®:14/16 Merger.

Incentive, Termination and Subordinated Disposition Revenue

Incentive, termination and subordinated disposition revenue is generally earned in connection with events in which we provide liquidity or alternatives to the Managed REITs’ stockholders. These events do not occur every year, although one occurred in each of 2011 and 2012. As described in Note 4, we waived the subordinated disposition fees that we would have been entitled to receive from CPA®:15 upon its liquidity event through the Merger pursuant to the terms of our advisory agreement with CPA®:15.

In connection with providing a liquidity event for CPA®:14 shareholders through the CPA®:14/16 Merger in May 2011, we earned termination revenue of $31.2 million and subordinated disposition revenue of $21.3 million, which we received in shares of CPA®:14 and cash, respectively. These CPA®:14 shares were subsequently converted to shares of CPA®:16 – Global in connection with the CPA®:14/16 Merger.

Wholesaling Revenue

We also earned a wholesaling fee of $0.15 per share sold in connection with CPA®:17 – Global’s initial public offering through the termination of that offering on April 7, 2011. As discussed in Note 4, we earned a dealer manager fee of up to $0.35 per share sold in connection with CPA®:17 – Global’s follow-on offering, which commenced on April 7, 2011 and terminated on January 31, 2013. We also earn a $0.30 dealer manager fee per share sold in connection with CWI’s ongoing initial public offering. We also re-allow all or a portion of the dealer manager fees to selected dealers in the offerings. Dealer manager fees that are not re-allowed are classified as wholesaling revenue. Wholesaling revenue earned is generally offset by underwriting costs incurred in connection with the offerings, which are included in General and administrative expenses.

2012 vs. 2011 — For the year ended December 31, 2012 as compared to 2011, wholesaling revenue increased by $8.3 million, primarily due to increases in shares sold in connection with CPA®:17 – Global and CWI offerings in 2012 compared to the prior year.

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, wholesaling revenue increased by $0.6 million, primarily due to shares sold in connection with CWI’s initial public offering, for which the issuance of shares commenced on March 3, 2011, partially offset by a decrease in the number of shares sold related to CPA®:17 – Global’s offerings.

Reimbursed and Reimbursable Costs

Reimbursed costs (revenue) from affiliates and reimbursable costs (expenses) represent costs incurred by us on behalf of the Managed REITs, consisting primarily of broker-dealer commissions and marketing and personnel costs, which are reimbursed by the Managed REITs. Revenue from reimbursed costs from affiliates is offset by corresponding charges to reimbursable costs.

2012 vs. 2011 — For the year ended December 31, 2012 as compared to 2011, reimbursed and reimbursable costs increased by $33.4 million, primarily due to an increase of $30.1 million in commissions paid to broker-dealers related to the CPA®:17 – Global and CWI offerings as a result of corresponding increases in funds raised. In addition, personnel costs reimbursed by the Managed REITs increased by $3.3 million, primarily as a result of an increase in CPA®:17 – Global’s allocation base during 2012.

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, reimbursed and reimbursable costs increased by $4.8 million, primarily due to $3.9 million of commissions paid to broker-dealers related to CWI’s initial public offering and a $1.7 million increase in personnel costs reimbursed by the Managed REITs primarily as a result of increased headcount in 2011.

General and Administrative

2012 vs. 2011 — For the year ended December 31, 2012 as compared to 2011, general and administrative expenses increased by $15.8 million primarily due to an increase in compensation expense of $14.7 million and an increase of $5.4 million in underwriting costs related to the CPA®:17 – Global and CWI offerings. These increases were partially offset by a $5.8 million increase in cost reimbursements from the Managed REITs. Compensation costs increased $8.1 million due to an increase in stock-based compensation expense, which was primarily the result of awards issued during 2012 with higher fair values, and $4.1 million due to an increase in the number of personnel during 2012.

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, general and administrative expenses increased by $20.3 million primarily due to increases in compensation-related costs of $15.0 million and professional fees of $2.9 million. Compensation-related costs were higher in 2011 due to several factors, including: an increase of $10.4 million in the amortization of stock-based compensation and an increase of $2.2 million in our expected bonus payout as a result of higher investment volumes in 2011. Stock-based compensation increased in 2011 as a result of changes in the expected vesting of performance share units (“PSUs”) granted in 2009 and 2010 and an increase in the number of restricted share units (“RSUs”) and PSUs awards issued to employees in 2011 in connection with entering into employment agreements with certain key employees during the year. Professional fees increased in 2011 primarily due to costs incurred in connection with exploring liquidity alternatives for certain of the CPA® REITs, including the CPA®:14/16 Merger.

Provision for Income Taxes

2012 vs. 2011 — For the year ended December 31, 2012 as compared to 2011, provision for income taxes decreased by $32.2 million, primarily due to (i) a deferred tax benefit of $4.0 recorded in 2012 as a result of expenses incurred in connection with the Merger; (ii) a deferred tax benefit of $3.8 million as a result of an increase in stock-based compensation expenses; (iii) a tax saving of $2.8 as a result of eliminating asset management revenue and performance revenue received from CPA®:15 in the fourth quarter of 2012; (iv) a tax saving of $2.4 as a result of replacing the performance revenue from CPA®:16 – Global with the distribution of Available Cash in the second quarter of 2011; (v) a tax saving of $1.1 million as a result of an increase in interest expense incurred on our credit facility; and (vi) $9.3 million of income taxes incurred during 2011 as a result of the $52.5 million incentive, termination and subordinated disposition income that we recognized in connection with the CPA®:14/16 Merger.

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, provision for income taxes increased by $11.3 million, primarily due to $9.3 million of income taxes incurred during 2011 described above. Provision for income taxes also increased in 2011 as a result of increased volume of investments structured on behalf of the Managed REITs.

Net Income from Investment Management Attributable to W. P. Carey

2012 vs. 2011 — For the year ended December 31, 2012 as compared to 2011, the resulting net income from investment management attributable to W. P. Carey decreased by $35.6 million.

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, the resulting net income from investment management attributable to W. P. Carey increased by $15.7 million.

Funds from Operations — as Adjusted (AFFO)

2012 vs. 2011 — For the year ended December 31, 2012 as compared to 2011, AFFO from our Investment Management segment decreased by $65.0 million, primarily as a result of the $52.5 million incentive, termination and subordinated disposition income recognized in connection with the CPA®:14/16 Merger in 2011, as well as performance fees for CPA®:14 and CPA®:16 – Global that were no longer received from CPA®:14 after the CPA®:14/16 Merger, or from CPA®:16 – Global after the CPA®:16 – Global UPREIT Reorganization, both of which occurred in May 2011 (Note 4), as this was replaced by the 10% distribution of Available Cash of CPA®:16 – Global’s operating partnership, which is now recorded in the Real Estate Ownership segment, and the end of asset management fees and performance fees received from CPA®:15 after the Merger in September 2012. AFFO is a non-GAAP measure that we use to evaluate our business. For a definition of AFFO and reconciliation to net income attributable to W. P. Carey, see Supplemental Financial Measures below.

2011 vs. 2010 — For the year ended December 31, 2011 as compared to 2010, AFFO from our Investment Management segment increased by $40.3 million, primarily as a result of the incentive, termination and subordinated disposition revenue that we recognized in connection with the CPA®:14/16 Merger in 2011.

Financial Condition

Sources and Uses of Cash During the Year

Our cash flows fluctuate period to period due to a number of factors, which may include, among other things, the nature and timing of receipts of transaction-related revenue, the timing of purchases and sales of real estate, the timing of the receipt of proceeds from, and the repayment of, non-recourse mortgage loans and receipt of lease revenue, the timing and characterization of distributions received from equity investments in real estate and the Managed REITs, the timing of certain payments, the receipt of the annual installment of deferred acquisition revenue and interest thereon in the first quarter from certain of the CPA® REITs, and changes in foreign currency exchange rates. Despite these fluctuations, we believe that we will generate sufficient cash from operations and from equity distributions in excess of equity income in real estate to meet our normal recurring short-term and long-term liquidity needs. We may also use existing cash resources, the proceeds of mortgage loans, unused capacity on our Revolver and the issuance of additional equity securities to meet these needs. We assess our ability to access capital on an ongoing basis. Our sources and uses of cash during the year are described below.

Operating Activities

Cash flow from operating activities increased by $0.5 million during 2012 as compared to 2011. Operating cash flow generated from the properties acquired from CPA®:15 was substantially offset by Merger-related expenses paid during 2012. Also contributing to a decrease in 2012 cash flow from operating activities as compared to 2011 was the subordinated disposition revenue from CPA®:14  upon completion of the CPA®:14/16 Merger received in cash in May 2011. Additionally, increases in cash distributions received from the operating partnerships of CPA®:16 – Global and CPA®:17 – Global were substantially offset by increases in the cash portion of general and administrative expenses.

In addition to cash flow from operating activities, we may use the following sources to fund distributions to stockholders: distributions received from equity investments in excess of equity income, net contributions from noncontrolling interests, borrowings under our Senior Credit Facility and existing cash resources.

Investing Activities

Our investing activities are generally comprised of real estate-related transactions (purchases and sales) and capitalized property-related costs. During 2012, we paid $152.4 million, representing the cash portion of the Merger Consideration, to CPA®:15 stockholders and acquired $178.9 million of cash in the Merger. We also made other investments and capital expenditures of $10.1 million, including the Walgreens transaction (Note 5). Cash inflows during 2012 included $46.3 million in distributions from equity investments in real estate and the Managed REITs in excess of cumulative equity income. We also received cash proceeds of $73.2 million from the sale of 15 properties. Funds totaling $47.0 million and $37.8 million were invested in and released from, respectively, lender-held investment accounts.

Financing Activities

We repaid $30.0 million on our Revolver prior to the Merger, and we then drew down $175.0 million on our Term Loan Facility and $40.0 million on our Revolver to fund the cash portion of the Merger Consideration and Merger-related costs. After the Merger, we repaid $250.2 million on our Revolver and drew down $85.0 million. We received $45.0 million in exchange for the issuance of shares of our common stock to an institutional investor. We received $6.6 million in connection with the issuance of stock to our employees pursuant to our share incentive plan and the Employee Share Purchase Plan (“ESPP”). We paid distributions to stockholders of $113.9 million and paid distributions of $7.3 million to, offset by contributions of $3.3 million from, affiliates who hold noncontrolling interests in various entities with us. We made scheduled mortgage principal payments of $55.0 million, offset by mortgage financing proceeds of $23.8 million. We also used $45.3 million to purchase shares of our common stock from the Estate Shareholders. We recognized windfall tax benefits of $10.2 million in connection with certain employees exercising their stock options and the vesting of PSUs and RSUs during 2012, which reduced our tax liability due to taxing authorities.

Summary of Financing

The table below summarizes our non-recourse debt and Senior Credit Facility (dollars in thousands):

	December 31,
	2012	2011
Balance (a)
Fixed rate	$1,322,168	$258,886
Variable rate (b)	646,229	330,483
Total	$1,968,397	$589,369

Percent of Total Debt
Fixed rate	67%	44%
Variable rate (b)	33%	56%
	100%	100%
Weighted-Average Interest Rate at End of Year
Fixed rate	5.6%	5.6%
Variable rate (b) (c)	3.4%	4.6%

__________

(a)         The increase relates primarily to $1.4 billion of non-recourse mortgage debt related to properties acquired in the Merger and borrowings of $175.0 million on our Term Loan Facility.

(b)         Variable-rate debt at December 31, 2012 included (i) $253.0 million outstanding under our Senior Credit Facility, which includes the $175.0 million outstanding under the Term Loan Facility, (ii) $251.5 million that has been effectively converted to fixed rates through interest rate swap and cap derivative instruments and (iii) $44.5 million in mortgage loan obligations that bore interest at fixed rates but have interest rate reset features that may change the interest rates to then-prevailing market fixed rates (subject to specified caps) at certain points during their term.

(c)          The decrease was primarily due to a lower interest rate on our Senior Credit Facility, which was London inter-bank offered rate (“LIBOR”) plus 2.0%, or 2.2%, at December 31, 2012, compared to a rate of 4.0% at December 31, 2011.

Cash Resources

At December 31, 2012, our cash resources consisted of the following:

•             Cash and cash equivalents totaling $123.9 million. Of this amount, $61.8 million, at then-current exchange rates, was held by foreign subsidiaries, but we could be subject to restrictions or significant costs should we decide to repatriate these amounts;

•             Our Revolver, with unused capacity of $365.2 million, excluding amounts reserved for outstanding letters of credit. Our lender has issued letters of credit totaling $5.4 million on our behalf in connection with certain contractual obligations, which reduce amounts that may be drawn under the facility; and

•             We also had unleveraged properties that had an aggregate carrying value of $55.4 million at December 31, 2012, although there can be no assurance that we would be able to obtain financing for these properties.

Our cash resources can be used for working capital needs and other commitments and may be used for future investments. We continue to evaluate fixed-rate financing options, such as obtaining non-recourse financing on our unleveraged properties. Any financing obtained may be used for working capital objectives and/or may be used to pay down existing debt balances.

Senior Credit Facility

Our Senior Credit Facility is more fully described in Note 12. A summary of our Senior Credit Facility is provided below (in thousands):

	December 31, 2012		December 31, 2011
	Outstanding Balance	Maximum Available	Outstanding Balance	Maximum Available
Revolver	$78,000	$450,000	$233,160	$450,000
Term Loan Facility	175,000	175,000	-	-

In February 2012, we amended and restated our existing credit agreement to increase the maximum aggregate principal amount from $450.0 million to $625.0 million, which is comprised of a $450.0 million Revolver and a $175.0 million Term Loan Facility and, together with the Revolver, the Senior Credit Facility. The Term Loan Facility was available in a single draw for use solely to finance a portion of the Merger Consideration and related transaction costs and expenses. We drew down the full amount of the Term Loan Facility on September 28, 2012 in connection with the closing of the Merger. The Senior Credit Facility matures in December 2014, but may be extended by one year at our option, subject to the conditions provided in the Amended and Restated Credit Agreement. At our election, the principal amount available under the Senior Credit Facility may be increased by up to an additional $125.0 million, subject to the conditions provided in the Amended and Restated Credit Agreement. The Senior Credit Facility also permits (i) up to $150.0 million to be borrowed in certain currencies other than the U.S. dollar, (ii) swing line loans of up to $35.0 million, and (iii) the issuance of letters of credit in an aggregate amount not to exceed $50.0 million.

The Senior Credit Facility provides for an annual interest rate, at our election, of either (i) the Eurocurrency Rate or (ii) the Base Rate, in each case plus the Applicable Rate (each as defined in the Amended and Restated Credit Agreement). Prior to us obtaining an Investment Grade Debt Rating (as defined in the Amended and Restated Credit Agreement), the Applicable Rate on Eurocurrency Rate loans and letters of credit ranges from 1.75% to 2.50% (based on LIBOR) and the Applicable Rate on Base Rate loans ranges from 0.75% to 1.50% (based on the “prime rate”, defined in the Amended and Restated Credit Agreement as a rate of interest set by the Bank of America based upon various factors including Bank of America’s costs and desired returns). After an Investment Grade Debt Rating has been obtained, the Applicable Rate on Eurocurrency Rate loans and letters of credit ranges from 1.10% to 2.00% and the Applicable Rate on Base Rate loans ranges from 0.10% to 1.00%. Swing line loans will bear interest at the Base Rate plus the Applicable Rate then in effect. In addition, prior to obtaining an Investment Grade Debt Rating, we pay a quarterly fee ranging from 0.3% to 0.4% of the unused portion of the line of credit, depending on our leverage ratio. After an Investment Grade Debt Rating has been obtained, we will pay a facility fee ranging from 0.2% to 0.4% of the total commitment. In connection with the amendments of the credit agreement, we incurred costs of $7.0 million, which are being amortized over the remaining term of the facility.

Availability under the Senior Credit Facility is dependent upon a number of factors, including the Unencumbered Property NOI, the Unencumbered Management EBITDA and the Total Unsecured Outstanding Indebtedness (each as defined in the Amended and Restated Credit Agreement). At December 31, 2012, availability under the Senior Credit Facility was $625.0 million, of which we had drawn $253.0 million, including $175.0 million under the Term Loan which we used to pay for the cash portion of the Merger Consideration (Note 3). At December 31, 2012, we paid interest on the Senior Credit Facility at an annual interest rate consisting of LIBOR plus 2.00%. In addition, as of December 31, 2012, our lenders had issued letters of credit totaling $5.4 million on our behalf in connection with certain contractual obligations, which reduce amounts that may be drawn under the Senior Credit Facility. The Revolver is currently expected to be utilized primarily for potential new investments; repayment of existing debt and general corporate purposes as well as for repurchases of our common stock from the Estate Shareholders (Note 4).

We are required to ensure that the total Restricted Payments (as defined in the Amended and Restated Credit Agreement) made in the current quarter, when added to the total for the three preceding fiscal quarters, does not exceed the greater of (i) 95% of Adjusted Funds from Operations (as defined in the Amended and Restated Credit Agreement) and (ii) the amount of Restricted Payments required in order for us to maintain our REIT status. Restricted Payments include quarterly dividends and the total amount of shares repurchased by us, if any, in excess of $50.0 million per year. In addition to placing limitations on dividend distributions and share repurchases, the Amended and Restated Credit Agreement stipulates six financial covenants that require us to maintain certain ratios and benchmarks at the end of each quarter.

We were in compliance with all of these covenants at December 31, 2012.

Cash Requirements

During the next 12 months, we expect that cash payments will include paying distributions to our stockholders and to our affiliates who hold noncontrolling interests in entities we control and making scheduled mortgage loan principal payments, including mortgage balloon payments totaling $137.6 million, as well as other normal recurring operating expenses.

We expect to fund future investments, any capital expenditures on existing properties and scheduled debt maturities on non-recourse mortgage loans through cash generated from operations, the use of our cash reserves or unused amounts on our Revolver and equity or debt offerings.

On July 23, 2012, we entered into certain agreements with the Estate, as described in Note 4, including the Share Purchase Agreement, pursuant to which we remain conditionally obligated, through March 31, 2013, to purchase up to an aggregate amount of $40.0 million of our common stock pursuant to the Third Sale Option. We currently intend to draw on our Revolver to finance this Sale Option if the Estate decides to exercise it.

Off-Balance Sheet Arrangements and Contractual Obligations

The table below summarizes our debt, off-balance sheet arrangements and other contractual obligations at December 31, 2012 and the effect that these arrangements and obligations are expected to have on our liquidity and cash flow in the specified future periods (in thousands):

		Less than			More than
	Total	1 year	1-3 years	3-5 years	5 years
Non-recourse debt — Principal (a)	$1,732,154	$174,648	$619,026	$213,222	$725,258
Senior Credit Facility — Principal (b)	253,000	-	253,000	-	-
Interest on borrowings (c)	426,133	92,915	136,385	85,867	110,966
Share Repurchase (d)	40,000	40,000	-	-	-
Operating and other lease commitments (e)	23,839	2,541	5,058	3,750	12,490
Property improvement commitments	7,491	7,491	-	-	-
	$2,482,617	$317,595	$1,013,469	$302,839	$848,714

__________

(a)         Excludes an unamortized discount of $16.8 million (Note 12).

(b)         Our $625.0 million Senior Credit Facility is scheduled to mature in December 2014, unless extended pursuant to its terms. Amount in the table includes borrowings under our Revolver and $175.0 million outstanding under the Term Loan Facility.

(c)          Interest on unhedged variable-rate debt obligations was calculated using the applicable annual variable interest rates and balances outstanding at December 31, 2012.

(d)         Represents remaining commitment to repurchase our shares from the Estate at December 31, 2012 (Note 4).

(e)          Operating and other lease commitments consist primarily of the future minimum rents payable on the lease for our principal offices. We are reimbursed by the Managed REITs for their share of the future minimum rents pursuant to their respective advisory agreements with us. These amounts are allocated among the entities based on gross revenues and are adjusted quarterly.

Amounts in the table above related to our foreign operations are based on the exchange rate of the local currencies at December 31, 2012, which consisted primarily of the Euro. At December 31, 2012, we had no material capital lease obligations for which we were the lessee, either individually or in the aggregate.

Equity Method Investments

We have investments in unconsolidated investments that own single-tenant properties net leased to companies. Generally, the underlying investments are jointly-owned with our affiliates. Summarized financial information for these investments and our ownership interest in the investments at December 31, 2012 is presented below. Cash requirements with respect to our share of these debt obligations are discussed above under Cash Requirements. Summarized financial information provided represents the total amounts attributable to the investments and does not represent our proportionate share (dollars in thousands):

	Ownership Interest		Total Third-
Lessee	at December 31, 2012	Total Assets	Party Debt	Maturity Date
C1000 Logistiek Vastgoed B. V. (a) (b)	15%	$191,368	$93,187	3/2013
U. S. Airways Group, Inc.	75%	29,793	17,275	4/2014
The New York Times Company	18%	248,316	119,185	9/2014
Waldaschaff Automotive GmbH and Wagon Automotive Nagold GmbH (a) (b)	33%	42,953	19,415	8/2015
Del Monte Corporation (a)	50%	12,791	10,896	8/2016
Consolidated Systems, Inc.	60%	16,292	11,001	11/2016
SaarOTEC (a) (b)	50%	6,270	9,027	12/2016 & 1/2017
Hellweg Die Profi-Baumarkte GmbH & Co. KG (Hellweg 2) (a) (b)	45%	425,913	328,737	4/2017
Advanced Micro Devices (a)	67%	84,146	55,154	1/2019
PETsMart, Inc. (a)	30%	25,988	19,585	9/2021
Wanbishi Archives Co. Ltd (c) (d)	3%	50,942	30,264	3/2022
The Talaria Company (Hinckley) (a) (e)	30%	49,976	26,870	6/2025
Builders FirstSource, Inc. (a)	40%	13,076	-	N/A
The Upper Deck Company (a)	50%	21,693	-	N/A
Schuler A.G. (b)	67%	67,058	-	N/A
		$1,286,575	$740,596

___________

(a)         We acquired our interest in this investment in connection with the Merger (Note 3).

(b)         Dollar amounts shown are based on the exchange rate of the euro at December 31, 2012.

(c)          We acquired our interest in this investment in December 2012.

(d)         Dollar amounts shown are based on the exchange rate of the Japanese yen at December 31, 2012.

(e)          This investment was sold in October 2013.

Environmental Obligations

In connection with the purchase of many of our properties, we required the sellers to perform environmental reviews. We believe, based on the results of these reviews, that our properties were in substantial compliance with Federal, state, and foreign environmental statutes at the time the properties were acquired. However, portions of certain properties have been subject to some degree of contamination, principally in connection with leakage from underground storage tanks, surface spills or other on-site activities. In most instances where contamination has been identified, tenants are actively engaged in the remediation process and addressing identified conditions. Tenants are generally subject to environmental statutes and regulations regarding the discharge of hazardous materials and any related remediation obligations. In addition, our leases generally require tenants to indemnify us from all liabilities and losses related to the leased properties and the provisions of such indemnifications specifically address environmental matters. The leases generally include provisions that allow for periodic environmental assessments, paid for by the tenant, and allow us to extend leases until such time as a tenant has satisfied its environmental obligations. Certain of our leases allow us to require financial assurances from tenants, such as performance bonds or letters of credit, if the costs of remediating environmental conditions are, in our estimation, in excess of specified amounts. Accordingly, we believe that the ultimate resolution of environmental matters should not have a material adverse effect on our financial condition, liquidity or results of operations.

Critical Accounting Estimates

Our significant accounting policies are described in Note 2. Many of these accounting policies require judgment and the use of estimates and assumptions when applying these policies in the preparation of our consolidated financial statements. On a quarterly basis, we evaluate these estimates and judgments based on historical experience as well as other factors that we believe to be reasonable under the circumstances. These estimates are subject to change in the future if underlying assumptions or factors change. Certain accounting policies, while significant, may not require the use of estimates. Those accounting policies that require significant estimation and/or judgment are listed below.

Purchase Price Allocation

In connection with our acquisition of properties, we allocate the purchase price to tangible and intangible assets and liabilities acquired based on their estimated fair values. We determine the value of tangible assets, consisting of land and buildings, as if vacant, and record intangible assets, including the above- and below-market value of leases, and the value of in-place leases, at their relative estimated fair values.

Tangible Assets

We determine the value attributed to tangible assets and additional investments in equity interests by applying a discounted cash flow model that is intended to approximate both what a third party would pay to purchase the vacant property and rent at current estimated market rates at a selected capitalization rate. In applying the model, we assume that the disinterested party would sell the property at the end of an estimated market lease term. Assumptions used in the model are property-specific where this information is available; however, when certain necessary information is not available, we use available regional and property-type information. Assumptions and estimates include the following:

•                  a discount rate or internal rate of return;

•                  the marketing period necessary to put a lease in place;

•                  carrying costs during the marketing period;

•                  leasing commissions and tenant improvement allowances;

•                  market rents and growth factors of these rents; and

•                  a market lease term and a cap rate to be applied to an estimate of market rent at the end of the market lease term.

The discount rates and residual capitalization rates used to value the properties are selected based on several factors, including:

•                  the creditworthiness of the lessees;

•                  industry surveys;

•                  property type;

•                  location and age;

•                  current lease rates relative to market lease rates; and

•                  anticipated lease duration.

In the case where a tenant has a purchase option deemed to be favorable to the tenant, or the tenant has long-term renewal options at rental rates below estimated market rental rates, we assume the exercise of such purchase option or long-term renewal options in its determination of residual value.

Where a property is deemed to have excess land, the discounted cash flow analysis includes the estimated excess land value at the assumed expiration of the lease, based upon an analysis of comparable land sales or listings in the general market area of the property grown at estimated market growth rates through the year of lease expiration.

The remaining economic life of leased assets is estimated by relying in part upon third-party appraisals of the leased assets, industry standards and based on our experience. Different estimates of remaining economic life will affect the depreciation expense that is recorded.

Intangible Assets

When we acquire properties subject to net leases, we determine the value of above-market and below-market lease intangibles based on the difference between (i) the contractual rents to be paid pursuant to the leases negotiated and in place at the time of acquisition of the properties and (ii) our estimate of fair market lease rates for the property or a similar property, both of which are measured over a period equal to the estimated lease term, which includes any renewal options with rental rates below estimated market rental rates. We discount the difference between the estimated market rent and contractual rent to a present value using an interest rate reflecting our current assessment of the risk associated with the lease acquired, which includes a consideration of the credit of the lessee. Estimates of market rent are generally determined by us relying in part upon a third-party appraisal obtained in connection with the property acquisition and can include estimates of market rent increase factors, which are generally provided in the appraisal or by local real estate brokers. We measure the fair value of below-market purchase option liabilities we acquire as the excess of the present value of the fair value of the real estate over the present value of the tenant’s exercise price.

We evaluate the specific characteristics of each tenant’s lease and any pre-existing relationship with each tenant in determining the value of in-place lease intangibles. To determine the value of in-place lease intangibles, we consider the following:

•                  estimated market rent;

•                  estimated lease term including renewal options at rental rates below estimated market rental rates;

•                  estimated carrying costs of the property during a hypothetical expected lease-up period; and

•                  current market conditions and costs to execute similar leases.

Estimated carrying costs of the property include real estate taxes, insurance, other property operating costs, and estimates of lost rentals at market rates during the market participants’ expected lease-up periods, based on assessments of specific market conditions.

We determine these values using our estimates or by relying in part upon third-party appraisals conducted by independent appraisal firms.

Goodwill

In the case of a business combination, after identifying all tangible and intangible assets and liabilities, the excess consideration paid over the fair value of the assets and liabilities acquired and assumed, respectively, represents goodwill. We allocate goodwill to the respective reporting units in which such goodwill arose.

We evaluate goodwill on an annual basis. The goodwill recorded in our Investment reporting unit is evaluated in the fourth quarter of every year. In connection with the Merger, we recorded goodwill in our Real Estate Ownership reporting unit. Prior to the Merger, there was no goodwill recorded in our Real Estate Ownership reporting unit. We will evaluate the goodwill recorded in our Real Estate Ownership reporting unit in the second quarter of every year.

Impairments

We periodically assess whether there are any indicators that the value of our long-lived assets, including goodwill, may be impaired or that their carrying value may not be recoverable. These impairment indicators include, but are not limited to, the vacancy of a property that is not subject to a lease; a lease default by a tenant that is experiencing financial difficulty; the termination of a lease by a tenant; or the rejection of a lease in a bankruptcy proceeding. We may incur impairment charges on long-lived assets, including real estate, direct financing leases, assets held for sale and equity investments in real estate. We may also incur impairment charges on marketable securities and goodwill. Estimates and judgments used when evaluating whether these assets are impaired are presented below.

Real Estate

For real estate assets that we intend to hold and use in which an impairment indicator is identified, we follow a two-step process to determine whether an asset is impaired and to determine the amount of the charge. First, we compare the carrying value of the property’s asset group to the future net undiscounted cash flow that we expect the property’s asset group will generate, including any estimated proceeds from the eventual sale of the property’s asset group. The undiscounted cash flow analysis requires us to make our best estimate of market rents, residual values and holding periods. We estimate market rents and residual values using market information from outside sources such as broker quotes or recent comparable sales. In cases where the available market information is not deemed appropriate, we perform a future net cash flow analysis discounted for inherent risk associated with each asset to determine an estimated fair value. As our investment objective is to hold properties on a long-term basis, holding periods used in the undiscounted cash flow analysis generally range from five to ten years. Depending on the assumptions made and estimates used, the future cash flow projected in the evaluation of long-lived assets can vary within a range of outcomes. We consider the likelihood of possible outcomes in determining our estimate of future cash flows. If the future net undiscounted cash flow of the property’s asset group is less than the carrying value, the carrying value of the property’s asset group is considered not recoverable. We then measure the impairment loss as the excess of the carrying value of the property’s asset group over its estimated fair value. The property asset group’s estimated fair value is primarily determined using market information from outside sources such as broker quotes or recent comparable sales.

Assets Held for Sale

We classify real estate assets that are accounted for as operating leases as held for sale when we have entered into a contract to sell the property, all material due diligence requirements have been satisfied and we believe it is probable that the disposition will occur within one year. When we classify an asset as held for sale, we carry the investment at the lower of its current carrying value or as the expected sale price, less expected selling costs. We base the expected sale price on the contract and the expected selling costs on information provided by brokers and legal counsel. We then compare the asset’s expected sales price, less expected selling costs to its carrying value, and if the expected sales price, less expected selling costs is less than the property’s carrying value, we reduce the carrying value to the expected sales price, less expected selling costs. We will continue to review the initial impairment for subsequent changes in the expected sales price, and may recognize an additional impairment charge if warranted.

Direct Financing Leases

We review our direct financing leases at least annually to determine whether there has been an other-than-temporary decline in the current estimate of residual value of the property. The residual value is our estimate of what we could realize upon the sale of the property at the end of the lease term, based on market information and third-party estimates where available. If this review indicates that a decline in residual value has occurred that is other-than-temporary, we recognize an impairment charge and revise the accounting for the direct financing lease to reflect a portion of the future cash flow from the lessee as a return of principal rather than as revenue.

When we enter into a contract to sell the real estate assets that are recorded as direct financing leases, we evaluate whether we believe it is probable that the disposition will occur. If we determine that the disposition is probable and therefore the asset’s holding period is reduced, we record an allowance for credit losses to reflect the change in the estimate of the undiscounted future rents. Accordingly, the net investment balance is written down to fair value.

Equity Investments in Real Estate and the Managed REITs

We evaluate our equity investments in real estate and in the Managed REITs on a periodic basis to determine if there are any indicators that the value of our equity investment may be impaired and to establish whether or not that impairment is other-than-temporary. To the extent impairment has occurred, we measure the charge as the excess of the carrying value of our investment over its estimated fair value, which is determined by multiplying the estimated fair value of the underlying investment’s net assets by our ownership interest percentage. For our unconsolidated jointly-owned investments in real estate, we calculate the estimated fair value of the underlying investment’s real estate or net investment in direct financing lease as described in Real Estate and Direct Financing Leases above. The fair value of the underlying investment’s debt, if any, is calculated based on market interest rates and other market information. The fair value of the underlying investment’s other financial assets and liabilities (excluding net investment in direct financing leases) have fair values that approximate their carrying values. For our investments in certain Managed REITs, we calculate the estimated fair value of our investment using the most recently published net asset value per share (“NAV”) of each Managed REIT, which for CPA®:17 – Global and CWI, is deemed to be their initial public offering prices.

Goodwill

We evaluate goodwill for possible impairment at least annually or upon the occurrence of a triggering event using a two-step process. To identify any impairment, we first compare the estimated fair value of each of our reporting units with their respective carrying amount, including goodwill. We calculate the estimated fair value of the Investment Management reporting unit by applying a multiple, based on comparable companies, to earnings. For the Real Estate Ownership reporting unit, we calculate its estimated fair value by applying a multiple common to the real estate industry. The selection of the comparable companies and transactions to be used in our evaluation process could have a significant impact on the fair value of our reporting units and possible impairments. If the fair value of the reporting unit exceeds its carrying amount, we do not consider goodwill to be impaired and no further analysis is required. If the carrying amount of the reporting unit exceeds its estimated fair value, we then perform the second step to determine and measure the amount of the potential impairment charge.

For the second step, we compare the implied fair value of the goodwill for each reporting unit with its respective carrying amount and record an impairment charge equal to the excess of the carrying amount over the implied fair value. We determine the implied fair value of the goodwill by allocating the estimated fair value of the reporting unit to its assets and liabilities. The excess of the estimated fair value of the reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of the goodwill.

We evaluate goodwill on an annual basis or upon the occurrence of a triggering event. Our annual impairment test for the goodwill recorded in our Investment reporting unit is evaluated in the fourth quarter of every year. As discussed in Note 3 in the accompanying consolidated financial statements, in connection with the Merger we recorded goodwill in our Real Estate Ownership reporting unit. Prior to the Merger, there was no goodwill recorded in our Real Estate Ownership reporting unit. We will evaluate the goodwill recorded in our Real Estate Ownership reporting unit in the second quarter of every year.

Proposed Accounting Changes

The following proposed accounting changes may potentially impact our Real Estate Ownership and Investment Management segments if the outcome has a significant influence on sale-leaseback demand in the marketplace:

The IASB and FASB have issued an Exposure Draft on a joint proposal that would dramatically transform lease accounting from the existing model. These changes would impact most companies but are particularly applicable to those that are significant users of real estate. The proposal outlines a completely new model for accounting by lessees, whereby their rights and obligations under substantially all leases, existing and new, would be capitalized and recorded on the balance sheet. For some companies, the new accounting guidance may influence whether or not, or the extent to which, they may enter into the type of sale-leaseback transactions in which we specialize. The FASB and IASB met during the third quarter of 2012 and voted to re-expose the proposed standard. A revised exposure draft for public comment is currently expected to be issued in 2013, with a final standard expected to be issued during 2014. The boards also reached decisions, which are tentative and subject to change, on a single lessor accounting model and the accounting for variable lease payments, along with several presentation and disclosure issues. As of the date of this Report, the proposed guidance has not yet been finalized, and as such we are unable to determine whether this proposal will have a material impact on our business.

Supplemental Financial Measures

In the real estate industry, analysts and investors employ certain non-GAAP supplemental financial measures in order to facilitate meaningful comparisons between periods and among peer companies. Additionally, in the formulation of our goals and in the evaluation of the effectiveness of our strategies, we employ the use of supplemental non-GAAP measures, which are uniquely defined by our management. We believe that these measures are useful to investors to consider because they may assist them to better understand and measure the performance of our business over time and against similar companies. A description of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP measures are provided below.

Funds from Operations — as Adjusted

Funds from Operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income or loss (as computed in accordance with GAAP) excluding: depreciation and amortization expense from real estate assets, impairment charges on real estate, gains or losses from sales of depreciated real estate assets and extraordinary items; however, FFO related to assets held for sale, sold or otherwise transferred and included in the results of discontinued operations are included. These adjustments also incorporate the pro rata share of unconsolidated subsidiaries. FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers. Although NAREIT has published this definition of FFO, companies often modify this definition as they seek to provide financial measures that meaningfully reflect their distinctive operations.

We modify the NAREIT computation of FFO to include other adjustments to GAAP net income to adjust for certain non-cash charges such as amortization of real estate-related intangibles, deferred income tax benefits and expenses, straight-line rents, stock compensation, gains or losses from extinguishment of debt and deconsolidation of subsidiaries and unrealized foreign currency exchange gains and losses. Additionally, we exclude expenses related to the Merger which are considered non-recurring, and realized gains/losses on foreign exchange and derivatives, which are not considered fundamental attributes of our business plan and do not affect our overall long-term operating performance. We refer to our modified definition of FFO as AFFO. We exclude these items from GAAP net income as they are not the primary drivers in our decision making process. Our assessment of our operations is focused on long-term sustainability and not on such non-cash items, which may cause short-term fluctuations in net income but have no impact on cash flows, and we therefore use AFFO as one measure of our operating performance when we formulate corporate goals, evaluate the effectiveness of our strategies, and determine executive compensation.

We believe that AFFO is a useful supplemental measure for investors to consider because it will help them to better assess the sustainability of our operating performance without the potentially distorting impact of these short-term fluctuations. However, there are limits on the usefulness of AFFO to investors. For example, impairment charges and unrealized foreign currency losses that we exclude may become actual realized losses upon the ultimate disposition of the properties in the form of lower cash proceeds or other considerations. We use our FFO and AFFO measures as supplemental financial measures of operating performance. We do not use our FFO and AFFO measures as, nor should they be considered to be, alternatives to net earnings computed under GAAP or as alternatives to cash from operating activities computed under GAAP or as indicators of our ability to fund our cash needs.

FFO and AFFO were as follows (in thousands):

	Years Ended December 31,
	2012	2011	2010
Real Estate Ownership
Net income from real estate ownership attributable to W. P. Carey (a)	$44,895	$86,280	$36,866
Adjustments:
Depreciation and amortization of real property	45,982	25,324	19,022
Impairment charges	22,962	10,473	15,381
Loss (gain) on sale of real estate, net	2,676	3,391	(460)
Proportionate share of adjustments to equity in net income of partially-owned entities to arrive at FFO:
Depreciation and amortization of real property	5,545	5,257	6,477
Impairment charges	-	1,090	1,394
(Gain) loss on sale of real estate, net	(15,233)	34	(38)
Proportionate share of adjustments for noncontrolling interests to arrive at FFO	(5,504)	(1,984)	(727)
Total adjustments	56,428	43,585	41,049
FFO - as defined by NAREIT	101,323	129,865	77,915
Adjustments:
Gain on change in control of interests (b)(c)	(20,734)	(27,859)	-
Gain on deconsolidation of a subsidiary	-	(1,008)	-
Other (gains) losses, net	(2)	25	(755)
Other depreciation, amortization and non-cash charges	(1,662)	176	(1,027)
Stock-based compensation	211	220	93
Deferred tax expense	(2,745)	(3,184)	-
Realized losses on foreign currency, derivatives and other (d)	828	-	-
Amortization of deferred financing costs	1,843	-	-
Straight-line and other rent adjustments	(4,446)	(4,255)	295
Above-market rent intangible lease amortization, net (d)	7,696	-	-
Merger expenses (e)	41,338	-	-
Proportionate share of adjustments to equity in net income of partially-owned entities to arrive at AFFO:
Other depreciation, amortization and non-cash charges	624	-	25
Straight-line rent and other rent adjustments	(1,468)	(1,641)	(2,260)
Above-market rent intangible lease amortization, net	163	-	-
AFFO adjustments to equity earnings from equity investments	37,234	10,137	10,696
Proportionate share of adjustments for noncontrolling interests to arrive at AFFO	(692)	272	116
Total adjustments	58,188	(27,117)	7,183
AFFO - Real Estate Ownership	$159,511	$102,748	$85,098
Investment Management
Net income from investment management attributable to W. P. Carey (a)	$17,237	$52,799	$37,106
FFO - as defined by NAREIT	17,237	52,799	37,106
Adjustments:
Other depreciation, amortization and other non-cash charges	961	3,791	6,389
Stock-based compensation	25,841	17,496	6,989
Deferred tax expense	(24,055)	12,019	(4,712)
Realized gains on foreign currency, derivatives and other (d)	(61)	-	-
Amortization of deferred financing costs (d)	1,197	-	-
Total adjustments	3,883	33,306	8,666
AFFO - Investment Management	$21,120	$86,105	$45,772
Total Company
FFO - as defined by NAREIT	$118,560	$182,664	$115,021
AFFO	$180,631	$188,853	$130,870

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(a)         Effective April 1, 2012, we include cash distributions and deferred revenue received and earned from the operating partnerships of CPA®:16 – Global, CPA®:17 – Global and CWI in our Real Estate Ownership segment. Results of operations for the prior year periods have been reclassified to conform to the current period presentation.

(b)         Gain on change in control of interests for the year ended December 31, 2011 represents gain recognized on purchase of the remaining interests in two investments from CPA®:14 (Note 4), which we had previously accounted for under the equity method. In connection with purchasing these properties, we recognized a net gain of $27.9 million during the year ended December 31, 2011 to adjust the carrying value of our existing interests in these investments to their estimated fair values.

(c)          Gain on change in control of interests for the year ended December 31, 2012 represents a gain of $14.6 million recognized on our previously held interest in shares of CPA®:15 common stock, and a gain of $6.1 million recognized on the purchase of the remaining interests in five investments from CPA®:15, which we had previously accounted for under the equity method. We recognized a net gain of $20.7 million to adjust the carrying value of our existing interests in these investments to their estimated fair values.

(d)         These adjustments were not significant prior to the Merger, therefore they were not included in the calculation of AFFO in 2011 and 2010.

(e)          Amount included $31.7 million of general and administrative expenses and $9.6 million of income tax expenses incurred in connection with the Merger.

While we believe that FFO and AFFO are important supplemental measures, they should not be considered as alternatives to net income as an indication of a company’s operating performance. These non-GAAP measures should be used in conjunction with net income as defined by GAAP. FFO and AFFO, or similarly titled measures disclosed by other real estate investment trusts, may not be comparable to our FFO and AFFO measures.